Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 23, 2016, relating to the financial statements of the Shire Income Access Share Trust appearing in the Annual Report on Form 10-K of Shire plc for the year ended December 31, 2015.

/s/ Deloitte LLP

Deloitte LLP

London, United Kingdom

June 9, 2016